Exhibit 99.1

FOR IMMEDIATE RELEASE:

Agilysys To Acquire Resort & Hotel Management Software Provider ResortSuite

Acquisition Will Strengthen Agilysys’ Presence In The Resorts and Hotel Property Management Systems (PMS) Space

Alpharetta, GA and Toronto, ON, Canada, December 16, 2021 -- Agilysys, Inc. (NASDAQ: AGYS), a leading provider of next generation SaaS software solutions, today announced it has entered into a definitive agreement to acquire ResortSuite, a Canada-based fully integrated property management solution provider focused on the complex multi-amenity and resort market. This acquisition creates the opportunity to bring next generation SaaS solutions to ResortSuite customers who have been served well by a trusted partner for more than twenty years. With unparalleled experience and commitment to the hospitality industry and innovation driven roadmaps and expertise, this combination will enable revenue synergies and delivery of world class integrated hotel property management and contactless capabilities to the global hospitality industry.

”Only a handful of technology providers have the experience and expertise to offer robust, comprehensive and end-to-end integrated property management solutions which can help run complex resort environments and enable enjoyable guest experiences. This acquisition combines two such providers creating the most compelling hospitality technology unit serving the resort market. Frank Pitsikalis (CEO & Founder of ResortSuite) and his talented team have built a company with deep understanding of hospitality and a long history of providing world class service to some of the most well-known resorts and spas across several regions, including the U.S., U.K. and Canada,” said Ramesh Srinivasan, President & CEO of Agilysys. “Thanks to our successful recent product modernization efforts, ResortSuite customers will enjoy numerous modern technology options including migrating to the cloud.”

Frank Pitsikalis, CEO & Founder, ResortSuite added, “Agilysys and ResortSuite share an unwavering commitment to the hospitality market, several shared customers, integrated software solutions, a passion for world class customer service and a strong desire for continued innovation which constantly improves and enriches guest experience. We are excited to join and contribute to the new chapter of modern technology driven growth of Agilysys 2.0 and bring an expanded product base and SaaS options to our longstanding customers. Both ResortSuite and Agilysys customers now have access to next generation cloud-native technology-based products and the opportunity to offer a fully integrated contactless solution for their guests while empowering all departments through a unified common profile across the entire resort. We share a common work ethic and culture with Agilysys. Together we have a solid growth path ahead of us.”

The transaction is expected to close the beginning of January 2022 for approximately 25 million USD in an all-cash deal subject to customary closing conditions. Further details of the transaction will be discussed during the upcoming Agilysys fiscal 2022 third quarter earnings call towards the end of January 2022.

CIBC Capital Markets Inc. acted as exclusive financial advisor to ResortSuite.

About ResortSuite

ResortSuite provides a fully integrated suite of hospitality solutions for the full service and resort market such as property management, spa, golf, sales & catering, retail, food and beverage, ski and concierge applications to manage properties with multiple amenities. ResortSuite operates out of headquarters in Toronto, Ontario and services multiple geographic areas, including Canada, the United States, the United Kingdom and the Caribbean.

About Agilysys

Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative cloud-native SaaS and on-premise guest-centric technology solutions for gaming, hotels, resorts and cruise, corporate foodservice management, restaurants, universities, healthcare, and sports and entertainment. Agilysys offers the most comprehensive software solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payments, and related applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. During recent years, Agilysys has made major investments in R&D and has successfully modernized virtually all their longstanding trusted software solutions. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth and increase operational efficiencies. Agilysys operates across the Americas, Europe, the Middle East, Africa, Asia-Pacific, and India with headquarters located in Alpharetta, GA.

For information visit Agilysys.com

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PR Contacts:

Media: Jen Reeves, Agilysys, Inc., 770-810-6007, jennifer.reeves@agilysys.com

Investors: Jessica Hennessy, Agilysys, Inc., 770-810-6116, jessica.hennessy@agilysys.com